Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of the common stock of Northwest Biotherapeutics, Inc. (the “Corporation,” “us,” “our” or ”we”) does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation, as amended (“certificate”), and our amended and restated bylaws (“bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.

General

Our authorized capital stock consists of 1,700,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. We have one class of securities registered under Section 12 of the Securities Exchange Act of 1934, our common stock, which is listed on the OTCQB tier of the OTC Markets under the symbol “NWBO.”

Common Stock

Voting rights. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. A plurality of the votes cast is required for stockholders to elect directors. All other matters put to a stockholder vote generally require the approval of a majority of the votes cast by the shares represented at a meeting of the stockholders, except as otherwise provided by our certificate or bylaws or required by law. Stockholders do not have cumulative voting rights.

Dividends. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, the holders of our common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. As of the date of this filing, we have not declared or paid any cash dividends on our shares of common stock.

Liquidation. In the event we are liquidated, dissolved or our affairs are wound up, after we pay or make adequate provision for all of our known debts and liabilities, each holder of common stock will receive distributions pro rata out of assets that we can legally use to pay distributions, subject to any rights that are granted to the holders of any class or series of preferred stock.

Preemptive, subscription and conversion rights. Our common stock is not redeemable and has no preemptive, subscription or conversion rights.

Transfer agent. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its address is P.O. Box 30170, College Station, Texas 77842 and its phone number is (866) 282-9695.

Our common stock is subject and subordinate to any rights and preferences granted under our certificate and any rights and preferences which may be granted to any series of preferred stock by our board pursuant to the authority conferred upon our board under our certificate.

Preferred Stock

Our board of directors may, without stockholder approval, issue up to 100,000,000 shares of preferred stock in one or more series and, subject to the Delaware General Corporation Law (“DGCL”), with respect to each series may:

•	fix the designation of such series;

•	fix the number of shares to constitute such series;

•	fix whether such series is to have voting rights (full, special or limited) or is to be without voting rights;

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fix the terms of any voting rights, including whether or not such series is to be entitled to vote as a separate class either alone or together with the holders of the common stock or one or more other series of preferred stock;

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fix the preferences and relative, participating, optional, conversion and/or other special rights (if any) of such series and the qualifications, limitations and/or restrictions (if any) with respect to such series;

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fix the redemption rights and price(s), if any, of such series, and whether or not the shares of such series shall be subject to operation of retirement or sinking funds to be applied to the or redemption of such shares for retirement and, if such retirement or sinking funds or funds are to be established, the periodic amount thereof and the terms and provisions relative to the operation thereof;

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fix the dividend rights and preferences (if any) of such series, including, without limitation, (i) the rates of dividends payable thereon, (ii) the conditions upon which and the time when such dividends are payable, (iii) whether or not such dividends shall be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends shall accumulate and (iv) whether or not the payment of such dividends shall be preferred to the payment of dividends payable on the common stock or any other series of preferred stock;

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fix the preferences (if any), and the amounts thereof, which the holders of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding-up of, or upon any distribution of the assets of, the Company;

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fix whether or not the shares of such series, at the option of the Company or the holders thereof or upon the happening of any specified event, shall be convertible into or exchangeable for (i) shares of common stock, (ii) shares of any other series of preferred stock or (iii) any other stock or securities of the Company;

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fix, if such series is to be convertible or exchangeable, the price or prices or ratio or ratios or rate or rates at which such conversion or exchange may be made and the terms and conditions (if any) upon which such price or prices or ratio or ratios or rate or rates may be adjusted;

•	fix such other rights, powers and preferences with respect to such series as may to the board of directors seem advisable; and

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increase (but not above the total number of authorized shares of the class) or decrease (but not below the total number of such series then outstanding) the number of shares of any series of preferred stock subsequent to the issuance of shares of such series.

Series C Convertible Preferred Stock

On July 20, 2022, the Company filed the Certificate of Designations for Series C Preferred Stock (the “Series C Certificate of Designations”) with the Secretary of State of the State of Delaware, setting forth the terms of the Series C Preferred Stock. The Series C Certificate of Designations, effective as of July 20, 2022, establishes the rights, preferences and privileges of the 10,000,000 shares of the Company’s Series C Preferred Stock, par value $0.001 per share (the “Series C Shares”).

During the third quarter of 2022, the Company entered into various Subscription Agreements (the “Series C Subscription Agreements”) with certain investors (the “Series C Investors”). Pursuant to certain Series C Subscription Agreements, certain Series C investors chose to purchase the Series C Shares by debt redemption. On any matter presented to the stockholders of the Company for their action at any meeting of stockholders of the Company, each holder of Series C Shares is entitled to cast the number of votes equal to 25 votes per Series C Share held by such holder. The Series C Preferred Stock is not directly or indirectly assignable or transferable by any holder thereof, except as specifically authorized by the Board of Directors in its sole discretion.

Anti-Takeover Provisions

Some provisions of our certificate, bylaws and Delaware law may have the effect of delaying, discouraging or preventing a change in control of us or changes in our management. Pursuant to our certificate and bylaws:

•	the board of directors is authorized to issue preferred stock without stockholder approval;
•	the board of directors is expressly authorized to make, alter or repeal any provision of our bylaws;
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stockholders may only alter, amend, rescind or adopt the bylaws with the affirmative vote of two-thirds of the voting power of all outstanding stock of the Corporation, voting together as a single class;

•	certain provisions of the Certificate of Incorporation can only be amended or repealed with an affirmative vote of the holders at least two-thirds of the then-outstanding voting stock;
•	the board of directors is classified, with members serving staggered three-year terms;
•	stockholders may not cumulate votes in the election of directors;
•	stockholders may take action only at a duly called meeting of the stockholders, and stockholders are not permitted to act by written consent or cause the Corporation to call a special meeting;
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special meetings of the stockholders may only be called by the Chairman of the Board (if any) or the Chief Executive Officer and shall be called by the Secretary at the written request, or by resolution adopted by the affirmative vote of a majority of the Corporation’s directors;

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a director may be removed from office only for “cause” at a special meeting of stockholders called for that purpose, by the affirmative vote of the holders of not less than two-thirds of the shares entitled to elect the director or directors whose removal is being sought;

•	stockholders must satisfy advance notice procedures to submit proposals or nominate directors for consideration at a stockholders meeting; and
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we will indemnify officers and directors against losses that they may incur as a result of investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

In addition, we are subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder unless, with some exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders.